Exhibit 99.1	Earnings Release of May 5, 2010

HENNESSY ADVISORS, INC. ANNOUNCES SECOND QUARTER EARNINGS OF $0.04 PER SHARE

Novato, CA – Hennessy Advisors, Inc. (OTCBB:HNNA) today announced fully diluted earnings per share of $0.04 for the second quarter of 2010, which ended March 31, 2010. Earnings increased 300% versus the prior comparable period, which were a loss of $(0.02) per share. The increase in earnings is primarily attributable to increased mutual fund assets under management. Assets under management grew from $699 million at March 31, 2009 to $961 million at March 31, 2010, an increase of over 37%.

“We are pleased to report another quarter’s results where our earnings were positive and our assets under management have grown,” said Neil Hennessy, President and CEO of Hennessy Advisors, Inc. “We are now more than a full year past the market lows experienced in March, 2009, and I believe the economy is in the midst of a long-term, sustainable recovery. The financial markets appear to once again be trading on fundamentals, and I anticipate moderate, normalized annual growth rates going forward. I believe that this economic recovery will restore the confidence of individual investors, and Hennessy Advisors is in a strong competitive position to benefit when assets begin flowing back into equities,” said Mr. Hennessy.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
Second Quarter	March 31, 2010	March 31, 2009	$ Change	% Change
Total Revenue	$1,900,660	$1,194,526	$706,134	59.1%
Net Income (Loss)	$210,239	$(133,514)	$343,753	257.5%
Earnings (Loss) per share (diluted)	$0.04	$(0.02)	$0.06	300.0%
Weighted Average number of shares outstanding (diluted)	5,714,272	5,676,677	239,658	4.2%

At Period Ending Date	Mar. 31, 2010	Mar. 31, 2009	$ Change	% Change
Mutual Fund Assets Under Management	$960,815,825	$699,175,969	$261,639,856	37.4%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.